EXHIBIT 99.1

Repros to Present Data on the Benefits of Testosterone Restoration With Androxal(R) Compared to T Replacement With Gels at 9th Men's Health World Congress

THE WOODLANDS, Texas, Nov. 25, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported it will deliver an invited podium presentation at the 9th Men's Health World Congress entitled "Oral Enclomid (Androxal) Raises Total Serum Testosterone in Men with Secondary Hypogonadism: Comparison with a Topical Gel".

The Men's Health World Congress, jointly sponsored by the American Society of Men's Health and The International Society of Men's Health, is being held for the first time in North America (Arlington, Virginia, December 6 – 8, 2013). The organizers anticipate that in attendance will be several thousand healthcare professionals representing the many disciplines involved in dealing with issues relating to men's health.

Dr. Martin Miner, President elect of The American Society for Men's Health, stated, "Inclusion of this new and exciting clinical data in our program shows that there is widespread interest across the medical community in an agent that has the potential to restore testosterone without compromising fertility."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com